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Exhibit 10(o)

April 16, 2003

PERSONAL & CONFIDENTIAL

Randy Smith
Tenet Service Center
Dallas

Dear Randy,

        I am pleased to confirm your promotion to President, Western Division, effective March 10, 2003. Accordingly, you will be eligible for the following compensation and benefits package:

        a.    Base Compensation:    Your base salary will increase to the rate of $621,000 per year effective March 10, 2003, payable bi-weekly.

        b.    Annual Incentive Plan:    Your target award percentage in Tenet's Annual Incentive Plan (AIP) will be increased to 60% of salary. You will also be eligible for the growth award.

        c.    Car Allowance:    Your automobile allowance will continue at $18,100 per year, paid bi-weekly.

        d.    ExecuPlan Medical:    You will continue to participate in Tenet's ExecuPlan which provides reimbursement for out of pocket health and dental expenses at the $5,000 annual level.

        e.    Stock Options:    In recognition of your expanded responsibilities, at the March 11, 2003 meeting of the Compensation Committee you were granted 75,000 non qualified stock options at an exercise price of $16.65, the closing price on that date. The options will vest one-third per year. Details of the grant will be communicated under separate cover.

        f.    Benefits:    You will continue to receive all standard employee benefits in accordance with the TenetSelect benefits plan and will continue to participate in the Supplemental Executive Retirement Program (SERP).

        g.    Tenet Executive Severance Protection Plan (TESPP):    You have been named a participant in the Tenet Executive Severance Protection Plan which was approved by the Compensation Committee in January 2003. Details of that plan have been provided to you under separate cover.

        Finally, your employment with the company will continue to be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

        Congratulations, this is an important recognition in your career growth with Tenet.

Sincerely,

Alan R. Ewalt

c:
Trevor Fetter

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Exhibit 10(o)